UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Registration No. 333-163290

PEOPLESTRING CORPORATION
(Exact name of registrant as specified in its charter)

AMENDMENT NO. 2

Delaware
(State or other jurisdiction of incorporation or organization)

7389
(Primary Standard Industrial Classification Code Number)

90-0436540
(I.R.S. Employer Identification No.)

157 Broad Street, Suite 109 Red Bank, NJ 07701 Fax: (732) 741-2842
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Darin M. Myman 157 Broad Street, Suite 109 Red Bank, NJ 07701 Fax: (732) 741-2842
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Barbara R. Mittman, Esq. 551 Fifth Avenue, Suite 1601 New York, NY 10176 Tel: (212) 697-9500

From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated file, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Offering Price Per Share (3)(4)	Proposed Maximum Aggregate Offering Price (3) (4)	Amount of Registration Fee
Common Stock, $0.00001 par value per share	8,800,000	$0.125	$1,100,000	$61.38

(1)
An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents shares issued by PeopleString Corporation in private placement transactions completed on October 30, 2009.

(3)           This price was arbitrarily determined by PeopleString Corporation.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED ________________, 2010

PEOPLESTRING CORPORATION

8,800,000 SHARES OF COMMON STOCK

The selling stockholders named in this prospectus are offering the 8,800,000 shares of common stock of PeopleString Corporation. The selling stockholders acquired the shares directly from our company in private offerings that were exempt from the registration requirements of the Securities Act of 1933. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell the shares of our common stock at a fixed price of $0.125 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not now, nor has ever been, traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Although we intend to seek to have our common stock quoted on the OTC Bulletin Board, we cannot provide any assurance that our common stock will ever be quoted on the OTC Bulletin Board or traded on any securities exchange. The purchaser in this offering may be receiving an illiquid security. In order to apply for quotation of our common stock, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. We cannot provide any assurance that we will be able to locate a market maker willing to file a Form 15c-211 for our company. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We will pay for the expenses of this offering.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 6 through 17 before buying any shares of our common stock.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of this Prospectus is: ________________, 2010

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “PeopleString” refers to PeopleString Corporation. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common stock.

Overview of Our Business

PeopleString Corporation has developed and operates a social network with a multi-tiered affiliate program that shares revenue the Company generates through the social network with PeopleString’s users. We share revenue generated from advertising and marketing affiliations with the “active users” of our social network, which are defined as those users who are registered users and have logged onto their account within 30 days (or 90 days for premium users) of the date that the revenue is received. In addition, pursuant to our shopping rewards program, a user who purchases through our website will share in the revenue received by us as a result of such purchases. In addition to our free user accounts, we offer premium services that may be purchased by our users, including web development.

We also affiliate with other Internet companies, such as Google Inc. and LinkShare Corporation, regarding advertisements and other marketing promotions which can be accessed through our website (www.peoplestring.com). For example, through these marketing affiliations, we post banner ads (an advertisement for a specific company or product) on our website which generate revenue for us if our users access such advertisements or access such advertisements and purchase the products and services offered. Moreover, certain of our marketing affiliations generate revenue for us when our users visit another website using our services.

Company Information

We were incorporated on January 2, 2009, pursuant to the laws of the State of Delaware. Our principal executive offices are located at 157 Broad Street, Suite 109, Red Bank, NJ 07701 and our telephone number is (732) 741-2840. Our Internet address is www.PeopleString.com.

About this Prospectus

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Special Note Regarding Forward-Looking Statements

Some of the statements under “Overview of Our Business,” “Risk Factors,” “Plan of Operation,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends to,” “estimated,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors,” “Plan of Operation” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

The Offering

Selling Security Holders:
The selling stockholders named in this prospectus are existing stockholders of PeopleString who purchased shares of our common stock in private placement transactions completed on October 30, 2009. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). See “Selling Security Holders.”

Securities Being Offered:	Up to 8,800,000 shares of our common stock, par value $0.00001 per share.
Offering Price:
The selling stockholders will sell the shares of our common stock at a fixed price of $0.125 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. We intend to seek to have our common stock quoted on the OTC Bulletin upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”), but we cannot provide any assurance that our common stock will ever be quoted on the OTC Bulletin Board or traded on any securities exchange.

Minimum Number of Shares To Be Sold in This Offering:	None.
Common Stock Outstanding Before and After the Offering:
33,900,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the 8,800,000 shares of common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.
Risk Factors:	See “Risk Factors” below and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Summary Financial Information

The following summary financial data of PeopleString as of December 31, 2009 are derived from the audited financial statements of PeopleString. Operating results for the year ended December 31, 2009 are not necessarily indicative of results that may be expected for any other period. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

December 31, 2009
BALANCE SHEET DATA
Total Assets	$448,997
Total Liabilities	201,046
Stockholder's equity	$247,951

Period January 2, 2009
(Date of Formation)
Through December 31, 2009
OPERATING DATA
Revenue	$741,888
Net (loss) earnings	(338,014)
Net (loss) earnings per common share	$(0.01)

For the period January 2, 2009 (Date of Formation) through December 31 , 2009, we operated at a loss, and we cannot assure that we will operate at a profit in the future. Because we have operated at loss, we have relied upon a private placement of common stock to fund our operations since our inception. We may continue to rely on debt or equity investments until we operate profitably, if ever.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, if we publicly trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

Investors may lose all of their investment since w e cannot assure that we will become profitable because we have a limited operating history and limited revenue and we plan to increase our expenses in order to develop our business

For the period January 2, 2009 (Date of Formation) through December 31 , 2009, we had accumulated net losses of $ 338,014 . Our limited operating history, limited revenue to date and the uncertainty of the market in which we operate, make it very difficult for us to predict our future results of operations or whether we will achieve profitability. We expect to considerably increase our operating expenses in the future, particularly expenses relating to licensing and developing technology, payroll, sales and marketing, user payments, general corporate matters and compliance with applicable securities laws. You may lose all or substantially all of your investment if we are unable to continue to develop our business and generate a profit.

We may not have sufficient capital to expand our operations and if we cannot raise additional capital, we will not be able to expand the business, which will reduce our revenues and harm our business .

At October 31, 2009, we had cash on hand of $463,586. We do not currently have contractual commitments for revenues (i.e., backlog) or any other funding beyond receivables. At October 31, 2009, our existing capital resources and contractual commitments were $506,711. Without new revenues, our existing capital resources and contractual commitments are expected to be sufficient to fund our operations and base plan for the next five months at a minimum based on an average monthly burn of $75,000 and current liabilities of $93,000.   Revenues for the three months ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009 were $3,400, $80,233, $255,358 and $402,897, respectively. While we do not have contractual commitments for revenues (i.e., backlog), new revenues and existing capital are expected to be sufficient to fund our operations and base plan for the next twelve months. This projection assumes new revenues of $125,000 per month, which is less than the current run rate, and is based on scaling back the current run rate.  This projection also assumes total expenses increasing from $75,000 to $200,000 per month by December 2009 and running $125,000 per month in 2010.

We plan to expand our business. If we do not generate profits above the level needed to sufficiently fund both our operations for the next twelve months and to expand, we will seek to raise additional capital. We cannot assure that we will be able to raise additional capital on terms favorable to us or at all. Our inability to raise capital could require us to delay or eliminate our plans to expand, and would likely impact revenues beyond 12 months. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below the price you paid for your shares.

Our key executive officers and directors are also key executives and board members of BigString Corporation, which may create potential conflicts of interest.

BigString Corporation is an email service provider in which Darin M Myman is the Chief Executive Office and a Director, Robert S. DeMeulemeester is the Chief Financial Officer and a Director, and Adam M. Kotkin, is the Chief Operating Officer and a Director.  PeopleString is a social networking company with a multi-tiered affiliate program that shares revenue generated through the social network with PeopleString’s users. PeopleString began as a wholly-owned subsidiary of BigString Corporation (“BigString”), a public company, but as of October 31, 2009, BigString owned approximately 29% of PeopleString’s outstanding common stock. PeopleString utilizes BigString’s messaging technology for email and instant messaging; these services are non-material to the operation or continued operation of PeopleString Corporation, The key executive officers and board of directors is currently the same for both PeopleString Corporation and BigString Corporation which may create potential conflicts of interest.

If we do not attract qualified personnel, we may not be successful in our business .

We will be dependent upon our executive officers and board of directors who have other commitments and cannot devote their full attention to the Company. Nevertheless, the loss of any of the foregoing individuals could have a material adverse effect upon the Company's business prospects and prohibit the Company from successfully achieving its goals. Moreover our success continues to depend to a significant extent on our ability to identify, attract, hire, train and retain qualified professional, creative, technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we will be successful in identifying, attracting, hiring, training and retaining such personnel in the future. The competition for web developers, creative personnel and technical directors is especially intense because of the high demand for such individuals. If we are unable to hire, assimilate and retain such qualified personnel in the future, such inability would have a material adverse effect on our business, operating results and financial condition. The Company may also depend on Third party contractors and other partners to further develop its website and proprietary technologies as well as any future enhancements thereto. There can be no assurance that we will be successful in either attracting and retaining qualified personnel, or creating arrangements with such Third parties. The failure to succeed in these endeavors will have a material adverse effect on the Company and its ability to consummate its business plans.

Our key personnel may provide only limited amounts of time to our business, which may cause our business to fail.

Our future ability to execute our business plan depends upon the continued service of our executive officers, including Darin M. Myman, our President and Chief Executive Officer, Robert S. DeMeulemeester, our Executive Vice President, Chief Financial Officer and Treasurer, Adam M. Kotkin, our Chief Operating Officer and Secretary, and other key technology, marketing, sales and support personnel or other employees, three of whom are also executive officers of BigString Corporation and as such may be limited in the amount of time they can devote to the Company.  However, they plan on devoting a minimum of at least  twenty hours per week to the Company. We currently do not have any employment agreements with our key personnel. However, key technology support personnel are required to enter into a non-disclosure, non-competition and assignment of inventions agreement with PeopleString, which provides, among other things, that the employee will not compete with us or solicit any of our customers or employees for a period of one year after his or her employment terminates for any reason. If we lost the services of one or more of our key personnel, or if one or more of our executive officers or employees joined a competitor or otherwise competed with us, our business may be adversely affected. In particular, the services of key members of our research and development team would be difficult to replace. We cannot assure that we will be able to retain or replace our key personnel.

Limitations on director and officer liability and indemnification of our Company’s officers and directors by us may discourage stockholders from bringing suit against an officer or director, which may reduce the likelihood of derivative litigation by stockholders against a director.

Our Company’s articles of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director.

If the website fails to gain market acceptance, we may not have sufficient capital to pay our expenses and to continue to operate and our business may fail.

Our ultimate success will depend on generating revenues from the advertisement placements on the website and sale of services through the website. We have no direct advertising sales of our own. All of our advertising revenue is dependent on independent third parties. As a result, if we do not generate enough users, we may be unable to generate sufficient advertising for our site. We may not achieve and sustain market acceptance sufficient to generate revenues to cover our costs and allow us to become profitable or even continue to operate.

We could be subjected to claims and incur compliance costs related to improper conduct by users of our website, which may be very expensive .

We operate a website that facilitates social interaction among users, which can facilitate unlawful behavior by these users. The terms of use of our websi te prohibits a broad range of unlawful or undesirable conduct. While we have put in place a variety of measures to enforce these terms of use, the nature of online social interaction poses enforcement challenges. We may be unable to block access in all instances to users who are determined to gain access to our sites for improper motives. Although we do not believe that current law subjects us to liability for the activities of such users, this area of law is unsettled. Claims may be threatened or brought against us using various legal theories based on the nature and content of information that may be posted online or generated by our users. Investigating and defending any of these types of claims could be expensive, even to the extent that the claims do not ultimately result in liability.

We may be dependent on third parties to add new features and expand the website and proprietary technologies, and any increased costs associated with third party developers or any delay or interruption in production could cause us to lose revenues and be unable to continue operations.

We may need to rely on third parties to add new features and expand portions of the website and proprietary technologies. The costs associated with relying on third parties may increase our development costs and negatively affect our ability to operate. Since we have less control over a third party because we cannot control the developer’s personnel, schedule or resources, we may experience delays in finalizing upgrades to the website. In addition, aspects of the website and proprietary technologies may not match our expectations. If this happens we could lose anticipated revenues from the website and may not have the capital necessary to continue our operations. In addition, we may be required to rely on certain technology that we will license from third parties, including technology that we integrate and use with our internally developed technology. We cannot provide any assurances that these third party technology licenses will be available to us on commercially reasonable terms. The inability to establish any of these technology licenses, or the loss of such licenses if established, could result in delays in completing upgrades to our website and proprietary technologies until equivalent technology could be identified, licensed and integrated. Any such delays could materially adversely affect our business, operating results and financial condition. For instance, we plan upgrades to our advertising platform. Any delays to adding new features to the advertising platform could materially affect planned revenues.

We operate in a highly competitive industry and compete against many large companies which could harm our business.

Many companies worldwide are dedicated to social networking and similar services related to social networking. We expect more companies to enter this industry. Our competitors vary in size from small companies to very large companies with dominant market shares and substantial financial resources. The Company’s website will be in competition with these companies, such as Facebook, MySpace and Okrut, and others. Many of our competitors have significantly greater financial, marketing and development resources than we have. As a result, we may not be able to devote adequate resources to develop, acquire or license new technologies, undertake extensive marketing campaigns, adopt aggressive pricing policies or adequately compensate our developers to the same degree as certain of our competitors. As the social networking services in many of our proposed markets are relatively new and rapidly evolving, our current or future competitors may compete more successfully as the industry matures. In particular, any of our competitors may offer products and services that have significant performance, price, creativity and/or other advantages over our website and technologies. These products and services may significantly affect the demand for our services. In addition, any of our current or future competitors may be acquired by, receive investments from or enter into other strategic relationships with larger, longer-established and better-financed companies and therefore obtain significantly greater financial, marketing and technology licensing and development resources than we have. If we are unable to compete effectively in our principal markets, our business, financial condition and results of operations could be materially and adversely affected.

Unexpected network interruptions, security breaches or computer virus attacks could harm our business.

The Company may be required to develop and maintain a substantial computer network infrastructure in order to protect the website and proprietary technologies. Any failure to maintain satisfactory performance, reliability, security and availability of such network infrastructure, whether maintained by us or by third parties, may cause significant harm to our ability to attract and maintain users for our services. Major risks relating to any such future network infrastructure include:

•
any breakdowns or system failures, including from fire, flood, earthquake, typhoon or other natural disasters, power loss or telecommunications failure, resulting in a sustained shutdown of all or a material portion of our servers; and

•	any security breach caused by hacking, loss or corruption of data or malfunctions of software, hardware or other computer equipment, and the inadvertent transmission of computer viruses.

Any of the foregoing factors could reduce a future users’ satisfaction, harm our business and reputation, have a material adverse effect on our financial condition and results of operations and result in the loss of an investor’s entire investment.

Our lack of patent and/or copyright protection and any unauthorized use of the website and/or proprietary technologies by third parties may harm our business.

We have filed a provisional patent application, “Track and pay for performance direct mail.” However, as of the date of this filing, we have not received a patent and/or copyright protection for our website, planned proprietary technologies and/or planned products. Presently we intend to rely on trade secret protection and/or confidentiality agreements with our key technology support personnel, customers, business partners and others to protect our intellectual property rights. Despite certain precautions taken by us, it may be possible for third parties to obtain and use our intellectual property without authorization. This risk may be increased due to the lack of any patent and/or copyright protection. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we will have to incur substantial costs. Such litigation could result in substantial costs and diversion of our resources, including diverting the time and effort of our senior management, and could disrupt our business, as well as have a material adverse effect on our business, prospects, financial condition and results of operations. Management will from time to time determine whether applying for patent and copyright protection is appropriate for us. We have no guarantee that, if filed, any applications will be granted or, if awarded, whether they will offer us any meaningful protection from other companies in our business. Furthermore, any patent or copyrights that we may be granted may be held by a court to infringe on the intellectual property rights of others and subject us to awards for damages.

We may be subject to claims with respect to the infringement of intellectual property rights of others, which could result in substantial costs and diversion of our financial and management resources to defend such claims and/or lawsuits against us  and if we do not develop such technologies, our business could fail.

We cannot be certain that the website and proprietary technologies will not infringe upon patents, copyrights or other intellectual property rights held by third parties. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings. Additionally, most patent applications are kept confidential for twelve to eighteen months, or longer, and we would not be able to be aware of potentially conflicting claims that they make. We may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternative technology or obtain other licenses. In addition, we may incur substantial expenses in defending against these third party infringement claims and be diverted from devoting time to our business and operational issues, regardless of the merits of any such claim. Successful infringement or licensing claims against us may result in substantial monetary damages, which may materially disrupt the conduct of our business and have a material adverse effect on our reputation, business, financial condition and results of operations.

Our future growth is largely dependent upon our ability to develop technologies that achieve market acceptance with acceptable margins.

Our future growth rate depends upon a number of factors, including our ability to: identify emerging technological trends in our target end-markets; develop and maintain competitive products; create our website and proprietary technologies with innovative features that differentiate our products from those of our competitors; and develop, manufacture and bring products to market quickly and cost-effectively. Our ability to further develop the website and proprietary technologies will require substantial technological innovation and requires the investment of significant resources. These development efforts may not lead to the complete development of the website and/or proprietary technologies on a timely basis or that meet the needs of our customers as fully as competitive offerings. In addition, the markets for our products may not develop or grow as we anticipate. The failure of our products to gain market acceptance or their obsolescence due to more attractive offerings by competitors could significantly reduce our revenues and adversely affect our business, operations and financial results.

We may incur substantial unanticipated costs related to our website and proprietary technologies and if we are unable to finance such costs, our business could fail.

Due to changes in technology, new product announcements, competitive pressures, system design and/or other specifications we may be required to change the current plans for our website and proprietary technologies. Therefore, we cannot provide any assurances that the website and proprietary technologies can be completed within our projections. In case of budget over-runs and additional expansions, we may choose to finance such capital expenditures through the issuance of additional equity or debt securities, by obtaining a credit facility or by some other financing mechanism. If we choose to seek financing for such expenditures, we cannot provide any assurances that such financing will be available on terms reasonably acceptable to us or at all.

Any capacity constraints or system disruptions could result in the loss of business.

Our business will rely significantly on Internet technologies and infrastructure. Additionally, we are dependent on a third party email service provider for our email and website hosting. Therefore, the performance and reliability of our Internet sites and network infrastructure will be critical to our ability to attract and retain users, advertisers, merchants and strategic partners. Any system error or failure, or a sudden and significant increase in traffic, may result in the unavailability of sites and significantly delay response times. Individual, sustained or repeated occurrences could result in a loss of potential or existing users, advertisers or strategic partners and we could seriously damage our business.

Our systems and operations will be vulnerable to interruption or malfunction due to certain events beyond our control, including natural disasters, telecommunications failures, hardware and software failures and computer hacking. We will also rely on Web browsers and online service providers to provide Internet access to our sites. There can be no assurance that we will be able to expand our network infrastructure, either ourself or through use of third-party hosting systems or service providers, on a timely basis sufficient to meet demand. We may also have to build redundant facilities or systems, produce a formal disaster recovery plan and possibly obtain sufficient business interruption insurance to compensate for losses that may occur. Any interruption to our systems or operations could have a material adverse effect on the Company’s business and its ability to retain users, advertisers and strategic partners. Currently, the company does not have the above-stated plans in place.

Natural disasters can result in the loss of our business.

The Company's operations and services depend on the extent to which its computer equipment and the computer equipment of its third-party network providers is protected against damage from fire, earthquakes, power loss, telecommunications failures, and similar events.

Despite precautions taken by the Company and its third-party network providers, over which it has no control, a natural disaster or other unanticipated problems at its headquarters or a third-party provider could cause interruptions in the services that it provides. If disruptions occur, the Company may have no means of replacing these network elements on a timely basis or at all. The Company does not currently maintain fully redundant or back-up Internet services or backbone facilities or other fully redundant computing and telecommunications facilities. Any accident, incident, system failure, or discontinuance of operations involving our network or a third-party network that causes interruptions in our operations could have a material adverse effect on our ability to provide services to our customers and, in turn, on our business, financial condition, and results of operations.

Disruptions in broadband services may harm our business.

The Company will rely on broadband providers to provide high speed data communications capacity to our customers. The Company may experience disruptions or capacity constraints in these Broadband services. If disruptions or capacity constraints occur, the Company may have no means of replacing these services, on a timely basis or at all. In addition, broadband access may be limited or unavailable in certain areas, thereby reducing our potential market.

As a public company, we will incur substantial expenses which could have a detrimental effect on our business and finances, the value of our stock and the ability of stockholders to resell their stock.

Since we will become subject to the information and reporting requirements pursuant to Section 15(d) of the Exchange Act, but will not be subject to other disclosure requirements such as the proxy rules, going private rules and many tender offer provisions and stockholders will not have access to the short-swing reporting and profit receiving protections or information that is provided by beneficial ownership reporting requirements of the U.S. securities laws, we will be subject to  review , audit, and public reporting of our financial results, business activities, and other matters. Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC reporting company. If we do not have current information about our company available to market makers, they will not be able to trade our stock. The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if we were privately-held. In addition, we are incurring substantial expenses in connection with the preparation of this Registration Statement. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Our failure to comply with the federal securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of stockholders to resell their stock.

We may be exposed to potential risks, penalties and expenses  resulting from new requirements under the Sarbanes-Oxley Act of 2002.

In addition to the costs of compliance with having our Shares listed on the OTC Bulletin Board, there are substantial penalties that could be imposed upon us if we fail to comply with all of regulatory requirements. In particular, under the Sarbanes-Oxley Act of 2002 we may be required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year. Furthermore, our independent registered public accounting firm may be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

The offering price of the Shares in this Offering was not determined by traditional criteria of value but rather arbitrarily.

The offering price of the Shares being offered pursuant to this Offering was arbitrarily established by us and was not determined by reference to any traditional criteria of value, such as book value, earnings or assets.

If a market for our Shares does not develop, shareholders may be unable to sell their Shares.

A market for the Shares may never develop. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our Shares may never be traded on the OTC Bulletin Board, or, if traded, a public market may not materialize. If our Shares are not traded on the OTC Bulletin Board or if a public market for our Shares does not develop, investors may not be able to re-sell the shares of our Shares that they have purchased and may lose all of their investment.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase the Shares.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase Shares.

Because we will be subject to the “Penny Stock” rules if the Shares are quoted on the OTC Bulletin Board, the level of trading activity in the Shares may be reduced and shareholders may be unable to sell their Shares.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on FINRA). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in the Shares may find it difficult to sell their Shares.

Investors will find it hard to sell their shares if we are not current in our filings with the SEC.

In the event that the Shares are quoted on the OTC Bulletin Board, we will be required to remain current in our filings with the SEC in order for the Shares to be eligible for quotation on the OTC Bulletin Board. In the event that we become delinquent in our required filings with the SEC, quotation of the Shares will be terminated following a 30 day grace period if we do not make our required filing during that time. If the Shares are not eligible for quotation on the OTC Bulletin Board, investors in the Shares may find it difficult to sell their Shares.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This prospectus contains forward-looking statements, which relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” beginning on page 9 that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.  The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We are not selling any shares of common stock in this offering and, therefore, we will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. The selling stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the shares.

DETERMINATION OF OFFERING PRICE

Our common stock is not now, nor has ever been, traded on any market or securities exchange and we have not applied for listing or quotation on any public market. In order for our stock to be quoted on the OTC Bulletin Board, a market maker must file an application on behalf of the Company in order to make a market for the common stock. We cannot provide our investors with any assurance that our common stock will ever be quoted on the OTC Bulletin Board or traded on any exchange. The offering price of $0.125 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution in terms of the number of shares held by our existing stockholders. However, there will be price dilution, since shares were acquired at a considerable discount.

SELLING STOCKHOLDERS

The selling stockholders are offering up to 8,800,000 shares of common stock. The selling stockholders acquired the shares of common stock offered herein from private placement transactions pursuant to Section 4(2) of the Securities Act of 1933. At the time of purchase of such securities, each of the selling stockholders had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

 The shares to be offered by the selling stockholders are “restricted” securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the selling stockholders the opportunity to publicly sell these shares.

The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

Selling shareholders will sell their shares at a fixed price of $0.125.

Other than the costs of preparing this prospectus and a registration fee to the Securities and Exchange Commission, we are not paying any costs relating to the sales by the selling stockholders.

The following is a list as of October 31, 2009 of selling stockholders who own an aggregate of 33,250,000 shares of our common stock covered in this prospectus. Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares.

Shareholder (7)	Shares Owned Before the Offering	Shares Being Offered	Percentage of Class Owned Before the Offering	Percentage of Class After Offering Assuming Maximum Sold
BigString Corporation (1)	10,000,000	900,000	29.5%	26.8%
Darin M. Myman (1)	2,500,000	250,000	36.9%	33.5%
Robert S. DeMeulemeester (1)	2,500,000	250,000	36.9%	33.5%
Adam M. Kotkin (1)	2,500,000	250,000	36.9%	33.5%
Peter Shelus	800,000	80,000	2.4%	2.1%
Craig Myman (2)	800,000	80,000	2.4%	2.1%
Robb Knie	3,000,000	1,475,000	8.8%	4.5%
Barry Honig (3)	2,950,000	1,450,000	8.7%	4.4%
Alan S. Honig (3)	610,000	300,000	1.8%	0.9%
Alan S. Honig Custodian for Cameron Honig UTMA F/L (3)	585,000	75,000	1.7%	1.5%
Alan S. Honig Custodian for Harrison Honig UTMA F/L (3)	585,000	75,000	1.7%	1.5%
Alan S. Honig Custodian for Jacob Honig UTMA F/L (3)	585,000	75,000	1.7%	1.5%
Alan S. Honig Custodian for Ryan Honig UTMA F/L (3)	585,000	75,000	1.7%	1.5%
Jonathan Honig	1,000,000	450,000	2.9%	1.6%
Kim & Matthew Barra	200,000	100,000	0.6%	0.3%
Sara & Patrick Vertucci	100,000	50,000	0.3%	0.1%
Revolutionary Asset Management LLC (4)	100,000	50,000	0.3%	0.1%
Milton & Olga Cohen	70,000	35,000	0.2%	0.1%
Bruce Duane Van Heel	1,000,000	150,000	2.9%	2.5%
Barbara R. Mittman (5)	300,000	150,000	0.9%	0.4%
Joseph A. Noel (6)	560,000	560,000	1.7%	0.0%
Sheena Kong (6)	560,000	560,000	1.7%	0.0%
Frank D'Agostino (6)	400,000	400,000	1.2%	0.0%
Robert S. Coleman Trust (6)	400,000	400,000	1.2%	0.0%
Michael Brauser (6)	400,000	400,000	1.2%	0.0%
Katherine Noel Zuniga (6)	160,000	160,000	0.5%	0.0%

TOTAL SHARES OFFERED BY SELLING SHAREHOLDERS	33,250,000	8,800,000

Notes:

Includes, when applicable, shares owned of record by such person’s minor children over whose shares of common stock such person has custody, voting control, or power of disposition.

Except as disclosed below, none of the selling stockholders:

(i)     has had a material relationship with us other than as a stockholder at any time within the past three years; or
(ii)    has ever been one of our officers or directors.

(1)
Mr. Myman, Mr. DeMeulemeester and Mr. Kotkin are officers and directors of the board of BigString Corporation and have sole voting and dispositive control over the shares held by BigString Corporation.

(2)	Craig Myman is the brother of Darin M. Myman. Craig Myman has sole voting and dispositive control over his shares.
(3)
Barry Honig’s father, Alan S. Honig, is the custodian and controlling person for Barry Honig’s children: Cameron Honig, Harrison Honig, Jacob Honig and Ryan Honig. Barry Honig disavows any control over shares held in his children’s custodial accounts.

(4)	The controlling persons for this selling stockholder are Richard McGuire
(5)	Barbara R. Mittman is an independent attorney for PeopleString.
(6)	PeopleString agreed to provide the selling shareholders with registration rights.
(7)
None of the selling shareholders listed above have or have had any position, office, or other material relationship within the past three years with the registrant or any of its predecessors or affiliates, except Mr. Myman, Mr. DeMeulemeester and Mr. Kotkin who control BigString Corporation shares. None of the selling shareholders is a broker-dealer or affiliate of a broker-dealer in the United States.

Based on information provided to us, none of the selling stockholders are affiliated or have been affiliated with any broker-dealer in the United States.

We may require the selling stockholders to suspend the sales of the shares of our common stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

We are registering the shares currently held by certain of our stockholders to permit them and their transferees or other successors in interest to offer the shares from time to time. We will not offer any shares on behalf of any selling stockholder, and we will not receive any of the proceeds from any sales of shares by such stockholders. The prices at which the selling security holders may sell the shares has arbitrarily been determined to be at $0.125 per share or until a market price for the shares is determined upon quotation on the OTC Bulletin Board or listed on a securities exchange. The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their registered shares of common stock on any stock exchange market or trading facility on which our shares may be traded or in private transactions.

 The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, if our shares are ever approved for trading on an exchange or by other means. In the event that any donee, pledgee, transferee or other successor-in-interest sells shares received from a person set forth on the “Selling Stockholders” table after the date of this prospectus, we will amend this prospectus by filing a post effective amendment to include the names of such donee, pledgee, transferee or other successor-in-interest selling such shares and disclose the applicable compensation arrangements.

If our shares are approved for such trading, as to which we cannot provide any assurance, these dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein if our shares are approved for listing on an exchange or for trading on the OTC Bulletin Board:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
·	purchases by a broker-dealer as principle and resale by the broker-dealer for its account;
·	an exchange distribution in accordance with the rules of the applicable exchange;
·	privately negotiated transaction;
·	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
·	specified number of such shares at a stipulated price per share;
·	a combination of any such methods of sale; and
·	any other method permitted pursuant to applicable law.

As of the date of this prospectus, we have no information on the manner or method by which any selling stockholder may intend to sell shares. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

If a trading market for our common stock develops, the selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. We cannot assure that all or any of the shares offered by this prospectus will be sold by the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

The selling stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No selling stockholder has entered into an agreement with a prospective underwriter. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Under the regulations of the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions, rules and regulations of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the selling stockholders.

We have advised the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares we are registering on their behalf in this registration statement, they are required to comply with Regulation M as promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution. Our officers and directors, along with affiliates, will not engage in any hedging, short, or any other type of transaction covered by Regulation M. Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of those transactions. We have advised the selling stockholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling stockholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

Prior to the date of this prospectus, there has not been any established trading market for our common stock. Following the consummation of this offering, we do not anticipate that any such trading market will develop. Accordingly, purchasers of our shares in this offering should be prepared to hold those shares indefinitely. We will seek a market maker to sponsor our common stock on the OTC Bulletin Board. Application will then be made by the market maker to sponsor our shares of common stock on the OTC Bulletin Board. No market maker has yet undertaken to sponsor our common stock on the OTC Bulletin Board, and there can be no assurance that any market maker will make such an application or if a market does develop for our common stock as to the prices at which the our common stock will trade, if at all. Until our common stock is fully distributed and an orderly market develops, if ever, in our common stock, the price at which it trades may fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our businesses generally, including the impact of the factors referred to in "Risk Factors," on page 9 through 15, above, investor perception of the Company and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Registered Shares of common stock owned by our stockholders will be freely transferable, except for shares of our common stock received by persons who may be deemed to be "affiliates" of the Company under the Securities Act. Persons who may be deemed to be affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with us, and may include our senior officers and directors, as well as principal stockholders. Persons who are affiliates will be permitted to sell their shares of common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 adopted under the Securities Act.

Penny Stock Regulations

Our common stock will be considered a "penny stock" as defined by Section 3(a)(51) and Rule 3a51-1 under the Securities Exchange Act of 1934. A penny stock is any stock that:

·	sells for less than $5 a share,
·	is not listed on an exchange, and
·	is not a stock of a "substantial issuer."

We are not now a "substantial issuer" and cannot become one until we have net tangible assets of at least $5 million, which we do not now have.

Statutes and Securities and Exchange Commission regulations impose strict requirements on brokers that recommend penny stocks. Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine"

·	that transactions in penny stocks are suitable for the person and
·	the person, or his/her advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the customer with a written statement describing the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer. Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased. Compliance with these requirements can often delay a proposed transaction and can result in many broker-dealer firms adopting a policy of not allowing their representatives to recommend penny stocks to their customers.

Another Securities and Exchange Commission rule requires a broker-dealer that recommends the sale of a penny stock to a customer to furnish the customer with a “risk disclosure document.” This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation for the proposed transaction. Finally, the broker-dealer must furnish the customer with a monthly statement including specific information relating to market and price information about the penny stocks held in the customer's account.

The above penny stock regulatory scheme is a response by the Congress and the Securities and Exchange Commission to abuses in the marketing of low-priced securities by “boiler room” operators. The scheme imposes market impediments on the sale and trading of penny stocks. It limits a stockholder's ability to resell a penny stock.

Our management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

·	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
·	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
·	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
·	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
·
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

Our authorized capital stock consists of 250,000,000 shares of PeopleString’s common stock, par value $0.00001 per share. As of October 31, 2009, a total of 33,900,000 shares of PeopleString’s common stock are issued and outstanding, held by 29 registered stockholders. All issued and outstanding shares of PeopleString’s common stock are fully paid and non-assessable.

Our common stock

The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
•	have unlimited voting rights, with each share being entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of our common stock offered under this prospectus is being passed upon for us by Barbara R. Mittman, Attorney at Law, New York, NY. Ms. Mittman beneficially owns 300,000 shares of our common stock.

Our financial statements for the period January 2, 2009 (Date of Formation) through June 30, 2009 appearing in this prospectus which is part of a registration statement have been audited by Weiner Goodman & Company P.C., Certified Public Accountants, and are included in reliance upon such reports given upon the authority of Weiner Goodman & Company P.C., as experts in accounting and auditing.

Our financial statements for the period January 2, 2009 (Date of Formation) through December 31, 2009 appearing in this prospectus which is part of a registration statement have been audited by Madsen & Associates CPA’s, Inc., certified public accountants, and are included in reliance upon such reports given upon the authority of Madsen & Associates CPA’s, Inc., as experts in accounting and auditing.

INFORMATION WITH RESPECT TO THE REGISTRANT

OUR BUSINESS

Overview

PeopleString is a company which began as a wholly-owned subsidiary of BigString Corporation (“BigString”), a public company, but as of October 31, 2009, BigString owned approximately 29% of PeopleString’s outstanding common stock. PeopleString has created an incentive-based social network that allows users to aggregate and share the revenue generated from their online communication and social networking through website located at www.peoplestring.com. Revenues are generated through the use of email, instant messaging, Internet searches, watching videos, shopping and our proprietary opt-in direct mail program.

Industry Background

Internet based social networking is a complex and evolving industry. Because this industry is relatively new, revenue models continue to evolve and the definition of what constitutes an Internet based social network continues to change and grow over time. The primary revenue sources currently for social networking sites are sponsorship and advertising.

Multi-Tiered Affiliate Program

Our multi-tiered affiliate program drives the growth of our business. Rather than using traditional advertising and marketing methods, we chose to create a multi-tiered affiliate program to develop new customers. Once a user is referred and signed up, they are part of the multi-tiered affiliate program. Every time the user earns money, whether it be by viewing an ad, performing an Internet search, shopping through our Web site, receiving a piece of direct mail or using one of our premium services, the initial user that referred the new user will earn money, as well as those in the tiered affiliate program above them for five levels. Pursuant to this program, we share revenue generated from advertising and marketing affiliations with the “active users” of our services, which are defined as those users who are registered users and have logged onto their account within 30 days (90 days for premium users) of the date that the revenue is shared with users. “Active users” consist of both paying (e.g., Premium) and non-paying users of our services. As of December 31, 2009, PeopleString had 46,860 Active users, of which 2,756 were premium (paid) members and 44,104 were free users. For the three months ended June 30, 2009, September 30, 2009 and December 31, 2009, user signups increased 1171%, 98% and 104%, respectively, over the prior three months. In addition, over the three months ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, the percentage of premium logins to total logins was 21%, 24%, 27% and 32%, respectively.

Up to seventy percent of the revenue generated from advertising and marketing affiliations will be distributed to the “active users” in amounts that will be determined by PeopleString and based on the registered users’ status (e.g., Free or Premium), and up to twenty percent of such revenue will be distributed as referral fees to those users who participated in the referral of the source of the advertising revenue. For the period January 2, 2009 (Date of Formation) through December 31 , 2009, PeopleString made payments to its users totaling $ 272,391 . In addition, for the period January 2, 2009 (Date of Formation) through December 31, 2009, PeopleString accrued an additional $ 110,526 for active users with balances earned, but not yet paid.

Social Networking

The PeopleString Social Network allows individuals, entrepreneurs and small business es to manage and aggregate their personal, business and social communications into one user-friendly online dashboard. PeopleString provides the tools necessary to manage and streamline social networking into an easy-to-use command center with useful features.

Services

Free Account:

Free account users earn 5% of their direct referrals, plus 2% of levels 2-6 beneath them. The Free Account also allows users basic use of PeopleString’s entrepreneur’s communication platform, including social networking, email, messaging, video mail, photo albums, personal blogs and cash-back shopping. A free account remains active as long as the user log’s into the Web site at least once every 30 days. Payments are made to free account users every thirty days when they have accrued $25 in earnings in their account

Entrepreneur Account:

Entrepreneur account users earn 20% of their direct referrals, plus 6% of levels 2-6 beneath them. The Entrepreneur account also allows for full use of PeopleString’s entrepreneur’s communication platform, including Web page development, social networking, email, messaging, video mail, photo albums, personal blogs and cash-back shopping. An entrepreneur account remains active as long as the user log’s into the Web site at least once every 90 days. Payments are made to entrepreneur account users every 15 days when they have accrued $25 in earnings in their account.

Expansion beyond base plan:

Over the twelve month period starting upon the effective date of this registration statement, if we do not generate profits above the level needed to sufficiently fund both our operations and to expand, we will seek to raise $500,000 in additional capital for data storage ($60,000) to add new storage servers and/or additional users’ data, server management ($60,000) to hire a system administrator who will be in charge of managing the data storage and web servers, two new programmers ($130,000) to develop new applications, and marketing ($250,000) to reach potential new users. We cannot assure that we will be able to raise additional capital on terms favorable to us or at all. Our inability to raise capital could require us to delay or eliminate our plans to expand, and would likely impact revenues beyond 12 months. Our inability to raise capital would not be expected to impact our base plan and operations.

Email Accounts and Shared Services Agreement:

On April 2, 2009, PeopleString entered into a verbal agreement with BigString to license BigString’s messaging technology and share the cost of certain common services. The agreement renews annually, is subject to adjustment periodically, and may be terminated at will by either party upon three days notice. Under the agreement, BigString provides outsourced email and instant messenger services to PeopleString users. The shared services include hosting, credit card processing, insurance, rent, payroll and miscellaneous general and administrative expenses. Shared services costs are quantified based on management’s estimate of the percentage of time devoted to each company and the licensing fee was based on BigString’s experience providing services to other third parties. Payments are due quarterly. Both the messaging technology and shared common services are non-material to PeopleString’s business, and PeopleString could replace the services with other providers or eliminate email from PeopleString’s product offering.

Competition

Our chief competition comes from the social networking industry which is rapidly growing. As a result, the number and sophistication of competitors are also rapidly growing. We hope to distinguish ourselves from those competitors by the combination of services we offer and the high quality of our website and technology.

Government Regulations

We will be subject to state, federal and international laws and regulations applicable to online commerce, including user privacy policies, product pricing policies, Web site content and general consumer protection laws. Laws and regulations have been adopted, and may be adopted in the future, that address Internet-related issues, including online content, privacy, online marketing, unsolicited commercial email, taxation, pricing and quality of products and services. Some of these laws and regulations, particularly those that relate specifically to the Internet, were adopted relatively recently and their scope and application may still be subject to uncertainties. Interpretations of these laws, as well as any new or revised law or regulation, which could decrease demand for our services, increase our cost of doing business, result in liabilities for us, restrict our operations or otherwise cause our business to suffer. Our failure, or the failure of our business partners, to accurately anticipate the application of these laws and regulations, or to comply with such laws and regulations, could create liability for us, result in adverse publicity and negatively affect our business.

Privacy, Data and Consumer Protection. The FTC and many state attorneys general are applying federal and state consumer protection laws to the online collection, use and dissemination of personal information and the presentation of Web site content. These regulations include requirements that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of certain types of information and provide users with the ability to access, correct and delete some of their personal information stored by us. These regulations also include enforcement and redress provisions. The specific limitations imposed by these regulations are subject to interpretation by courts and other governmental authorities. In addition, the FTC has conducted investigations into the privacy practices of companies that collect personal user information over the Internet and the use and disclosure of that information. We may become subject to the FTC's regulatory and enforcement efforts with respect to current or future regulations, or those of other governmental bodies, which may adversely affect our ability to collect demographic and personal information from users and our ability to use this information in our communications to users, which could adversely affect our marketing efforts. We believe that our information collection and disclosure policies will comply with existing laws, but a determination by a state or federal agency or court that any of our practices do not meet these standards could result in liability and adversely affect our business.

We may also be subject to regulation not specifically related to the Internet, including laws affecting direct marketers and advertisers. Compliance with these laws, or the adoption or modification of laws applicable to Internet advertising or marketing, could affect our ability to market our services, decrease the demand for our services, increase our costs or otherwise adversely affect our business.

Internet Websites

We have secured the rights to the Internet domain name www.peoplestring.com. We intend to more fully develop and market our e-commerce website. Information on our website is not a part of this registration.

Employees

We currently have five full-time employees. We believe that our relationship with our employees is satisfactory. We have not suffered any labor problems since our inception. Darin M. Myman, Robert S. DeMeulemeester and Adam M. Kotkin are the members of the board of directors. At this time, the board of directors does not anticipate expanding the number of members on the board of directors.

Equity Incentive Plan

On April 1, 2009, we adopted the 2009 Equity Incentive Plan. The purpose of the plan is to attract and retain qualified persons upon whom our sustained progress, growth and profitability depend, to motivate these persons to achieve long-term company goals and to more closely align these persons' interests with those of our other shareholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants and non-employee directors are eligible to participate in the plan. 12,000,000 shares of our common stock have been reserved for issuance under the 2009 Equity Incentive Plan.

Transfer Agent

PeopleString is currently in the process of selecting a transfer agent.

MANAGEMENT’S DISCUSSION OF FINANCIAL CONDITION OR PLAN OF OPERATION

The following discussion should be read in conjunction with the financial statements section included elsewhere in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements for the period January 2, 2009 (Date of formation) through December 31 , 2009 and the related notes thereto appearing elsewhere herein. Our financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

Overview

In order for us to grow our business and increase our revenue, it is critical for us to attract and retain new users. For us to increase our revenue, we need to establish a large customer base. A large customer base of our free services provides us with more opportunities to sell our premium services, which could result in increased revenue.  In addition, a large customer base may allow us to increase our advertising rates and attract other Internet based advertising and marketing firms to advertise and form marketing affiliations with us, which could result in increased advertising and product fee revenues.

Certain criteria we review to measure our performance are set forth below:

●	the number of first time users of our social network;
●	the number of repeated users of our social network;
●	the number of free users;
●	the number of paid users; and
●	the number of referrals by each of our users.

Without new revenues, our existing capital resources and contractual commitments are expected to be sufficient to fund our operations and base plan for the next five months at a minimum based on an average monthly burn of $75,000 and current liabilities of $93,000.  Revenues for the three months ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009 were $3,400, $80,233, $255,358 and $402,897, respectively. While we do not have contractual commitments for revenues (i.e., backlog), new revenues and existing capital are expected to be sufficient to fund our operations and base plan for the next twelve months. This projection assumes new revenues of $125,000 per month, which is less than the current run rate, and is based on scaling back the current run rate.  This projection also assumes total expenses increasing from $75,000 to $200,000 per month by December 2009 and running $125,000 per month in 2010.

Plan of Operation

Over the twelve month period starting upon the effective date of this registration statement, if we do not generate profits above the level needed to sufficiently fund both our operations and to expand, we will seek to raise $500,000 in additional capital for data storage ( $60,000 ), server management ($60,000) , two new programmers ($130,000) and marketing ($250,000) . We cannot assure that we will be able to raise additional capital on terms favorable to us or at all. Our inability to raise capital could require us to delay or eliminate our plans to expand, and would likely impact revenues beyond 12 months. Our inability to raise capital would not be expected to impact our base plan and operations.

If we continue to increase our usage of the website and we receive a positive reaction from our potential users, we will attempt to raise additional money through a private placement, public offering or long-term loans to expand our business to attract larger numbers of users. We will also continually refine our web sites and optimize our marketing efforts from the market feedback we receive during the initial marketing phase and from our user’s feedback. We do not at this time have an estimate for this stage.

At the present time, we have not made any arrangements to raise additional cash; however, if we do not generate profits above the level needed to sufficiently fund both our operations for the next twelve months and to expand, we will seek to raise additional capital through private placements once we gain a quotation on the OTC Bulletin Board, for which there is no assurance. If we need additional cash but are unable to raise it, we will likely scale back operations until we do raise the cash. Other than as described in this paragraph, we have no other financing plans.

The additional costs associated with being a publicly reporting company include a transfer agent, financial printing, filing fees, attorney and financial accountant costs estimated to be $85,000. We believe the company is currently in a position to pay for these additional costs for at least the next 12 months.  In the event we are unable to obtain funding in the future, the company may cease maintain its public reporting status.

If we are unable to expand our business because we don't have enough money, we will likely scale back operations until we raise money. Attempting to raise capital after failing in any phase of our development plan could be difficult. As such, if we cannot secure additional proceeds we may have to cease operations and investors could lose their entire investment.

Management plans to hire two additional employees at this time. Our officers and directors will be responsible for developing and further implementing the build out of our technology infrastructure and marketing strategies.

Results of Operations

Period January 2, 2009
(Date of Formation)
Through December 31, 2009
OPERATIONS
Revenue	$741,888
Operating expenses	1,080,527
Net (loss) earnings	$(338,014)

For the period January 2, 2009 (Date of Formation) through June 30, 2009, revenues were $83,633, of which $72,800 was generated from online services, $7,127 was generated from affiliates and $3,706 was generated from advertising.

For the period January 2, 2009 (Date of Formation) through December 31 , 2009, revenues were $ 741,888 , of which $ 595,429 was generated from online services, $ 64,655 was generated from affiliates, $ 47,489 was generated from advertising and $34,315 was generated from product sales.

Affiliate revenues and advertising revenues are highly correlated with traffic. One measure of traffic is login activity. For the three months ended September 30, 2009, user logins increased 187% over the prior three months. Affiliate revenues increased 139% and advertising revenues increased 190% over the same time frames.  We continue to optimize advertising placements which may include text, banner ads, search ads and all web pages served to users.

Online services revenues for the period January 2, 2009 (Date of Formation) through September 30, 2009 have been highly correlated with premium user signups. For the three months ended September 30, 2009, premium signups increased 199% over the prior three months. Online services revenues increased 228% over the same time frames.

While online services revenue is 80% of total revenues for the period January 2, 2009 (Date of Formation) through December 31, 2009, and increased from $227,629 to $295,000 for the three months ended September 30, 2009 and December 31, 2009, respectively , we expect the revenue growth rate to diminish over time. Furthermore, affiliate revenue increased from $16,999 to $40,530 for the three months ended September 30, 2009 and December 31, 2009, respectively, and advertising revenue increased from $10,731 to $33,052 for the three months ended September 30, 2009 and December 31, 2009, respectively. W e expect affiliate and advertising revenue growth rates to continue to be greater than the revenue growth rate for online services. We also introduced our first product in the three months ended December 31, 2009; we expect growth rates for product revenues to also exceed growth rates for online service revenues.

The following table shows a breakdown of material components of our expenses:

Period January 2, 2009
(Date of Formation)
Through December 31, 2009
EXPENSES
Cost of revenues	$465,694
Professional fees	170,717
General and administrative	$444,116

Margins after Cost of revenues were 51% for the period January 2, 2009 (Date of Formation) through June 30, 2009 and decreased to 37 % for the period January 2, 2009 (Date of Formation) through December 31, 2009 as we initiated product sales with a lower margin and incurred a product reseller distribution and advertising fee . As we grow affiliate, advertising and product revenues, margins may not increase above 50%, depending partly upon how aggressively we pursue new business.

On April 2, 2009, PeopleString entered into a verbal agreement with BigString to license BigString’s messaging technology and share the cost of certain common services. The following table quantifies the licensing fees, revenues shared, and any other payments made to BigString:

	Three months ending
	December 31, 2009	September 30, 2009	June 30, 2009
Licensing fees	$15,000	$15,000	$3,000
Revenue shared	-	-	-
Payroll	-	41,146	-
Other Shared Services	$33,169	$51,917	$6,514

Our cash positions at June 30, 2009, October 31, 2009 and December 31, 2009 were $183,729, $483,586 and $390,889 , respectively. The increase in cash at June 30, 2009 from January 2, 2009 (Date of Formation) was due to $174,415 from financing activities and $9,314 from operating activities. The increase in cash at October 31, 2009 from September 30, 2009, was primarily due to $310,000 of financing in October 2009. The increase in cash at December 31, 2009 from January 2, 2009 (Date of Formation) was due to $ 519,515 from financing activities, partially offset by $ 128,626 used in operating activities.

Financing Activities

If we do not generate profits above the level needed to sufficiently fund both our operations for the next twelve months and to expand, we will seek additional funding through public or private financings. However, if we are unable to raise additional capital when required or on acceptable terms, or achieve cash flow positive operations, we may have to significantly delay product development and scale back operations, both of which would likely impact revenues beyond 12 months.

Satisfaction of Our Cash Obligations for the Next Twelve Months

As of October 31, 2009, our cash balance was $463,586. Our plan for satisfying our cash requirements for the next twelve months is through new revenues, including online services, affiliate fees and advertising-generated income. We also plan to expand our business. If we do not generate profits above the level needed to sufficiently fund both our operations for the next twelve months and to expand, we will seek to raise additional capital through sale of shares of our common stock, third party financing, and/or traditional bank financing. Consequently, we intend to make appropriate plans to insure sources of additional capital in the future to fund growth and expansion through additional equity or debt financing or credit facilities.

Our Future is Dependent upon Future Profitable Operations and Our Ability to Obtain Financing.

If we do not generate profits above the level needed to sufficiently fund both our operations for the next twelve months and to expand, we will seek equity and/or debt financing. Our inability to raise capital could require us to delay or eliminate our plans to expand, and would likely impact revenues beyond 12 months.

Liquidity and Capital Resources

Since inception, we have financed our cash flow requirements through issuance of PeopleString’s common stock and revenues. At October 31, 2009, we had cash on hand of $463,586. We do not currently have contractual commitments for revenue (i.e., backlog) or any other funding beyond receivables. At October 31, 2009, our existing capital resources and contractual commitments were $506,711. Without new revenues, our existing capital resources and contractual commitments are expected to be sufficient to fund our operations and base plan for the next five months at a minimum based on an average monthly burn of $75,000 and current liabilities of $93,000.  Revenues for the three months ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009 were $3,400, $80,233, $255,358 and $402,897, respectively.  While we do not have contractual commitments for revenues (i.e., backlog), new revenues and existing capital are expected to be sufficient to fund our operations and base plan for the next twelve months. This projection assumes new revenues of $125,000 per month, which is less than the current run rate, and is based on scaling back the current run rate. This projection also assumes total expenses increasing from $75,000 to $200,000 per month by December 2009 and running $125,000 per month in 2010.
As we expand our activities, we may, and most likely will, experience net negative cash flows from operations, pending receipt of listing. If we do not generate profits above the level needed to sufficiently fund both our operations for the next twelve months and to expand, we will seek to raise additional capital, to the extent available.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, we must, among other things, expand our customer base, implement and successfully execute our business and marketing strategy, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Additional Disclosure of Outstanding Share Data

As of October 31, 2009  and December 31, 2009 , we had 33,900,000 shares of PeopleString’s common stock issued and outstanding.

DESCRIPTION OF PROPERTY

We do not own any property, real or otherwise. Our principal offices are located at 157 Broad Street, Suite 109, Red Bank, New Jersey 07701. We occupy this office of approximately 1,426 square feet of office space, which is leased by BigString, under a shared services agreement with BigString. PeopleString pays for a portion of the monthly occupancy which is $2,300 per month. We also share certain servers off-site at a facility located in Newark, New Jersey. In addition, PeopleString outsources servers with another vendor. While we believe that the office space is adequate to meet our current requirements, we continue to evaluate facility needs and requirements for the future.

We do not have any investments or interests in any real estate. Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

We are not a party to, and none of our property is the subject of, any pending legal proceedings. To our knowledge, no governmental authority is contemplating any such proceedings.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We do not expect to enter into financial instruments for trading or hedging purposes. We do not currently anticipate entering into interest rate swaps and/or similar instruments.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders of Our Common Stock

As of the date of this prospectus, we had 29 registered stockholders.

No Public Market for Common Stock

There is currently no public or other market for our Shares, and we cannot guarantee that any such market will develop in the foreseeable future. We do not intend to apply to list our common stock on any securities exchange. We intend to engage one or more registered broker-dealers to file an application with the FINRA on our behalf so as to be able to quote the shares of our common stock on the OTC Bulletin Board maintained by the FINRA. As of the date of this prospectus, we have not identified any such broker-dealers and are not in negotiations with any. There can be no assurance that any such broker-dealer will ever file such an application. We are not permitted to file such application on our own behalf, and we are not aware of any broker-dealer intending to file such an application. Accordingly, purchasers of our Shares may never be able to liquidate their investment.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Outstanding Options, Warrants or Convertible Securities

As of the date of this prospectus, we do not have any outstanding options, warrants to purchase our common stock or securities convertible into shares of our common stock.

Rule 144 Shares

None of shares of our common stock are eligible for sale pursuant to Rule 144 under the Securities Act. In general, under Rule 144, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock for at least six months would be entitled to sell them without restriction, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is an affiliate and who has beneficially owned shares of a company’s common stock for at least six months, subject to the continued availability of current public information about us, is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 339,000 shares as of the date of this prospectus; or

2. The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Rule 144 is not available for either a reporting or non-reporting shell company, as defined under Rule 405 of the Securities Act, unless the company:

·	has ceased to be a shell Company;
·	is subject to the Exchange Act reporting obligations;
·	has filed all required Exchange Act reports during the preceding twelve months; and
·	at least one year has elapsed from the time the Company filed with the SEC, current Form 10 type information reflecting its status as an entity that is not a shell company.

Dividends

There are no restrictions in our Articles of Incorporation or Amended and Restated Bylaws that would prevent us from declaring dividends. We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. Our financial statements are stated in U.S. dollars and are prepared in conformity with generally accepted accounting principles of the United States.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On October 1, 2009, Wiener Goodman & Company, P.C. (“Wiener Goodman”), an independent registered public accounting firm, combined with Madsen & Associates CPA’s, Inc. (“Madsen”) in a transaction pursuant to which Wiener Goodman combined a portion of its operations with Madsen and certain of the professional staff and partners of Wiener Goodman joined Madsen either as employees or partners of Madsen.  As a result of this transaction, Wiener Goodman resigned as the independent auditors of the Company, effective December 7, 2009.

The Audit Committee engaged Madsen as the Company’s independent registered public accounting firm on December 7, 2009. The Audit Committee also engaged Madsen to perform the Company’s annual audit for the period ending December 31, 2009.

We have had no disagreements with any of  our independent auditors on accounting or financial disclosures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Number of Directors. Our board of directors currently consists of three individuals. Our Amended and Restated Bylaws provide that the board of directors may consist of a minimum of three directors and a maximum of nine, as determined by the board of directors from time to time.

Audit Committees. On April 4, 2009, we adopted an audit committee composed of two members. The Audit Committee of the Board is responsible for developing and monitoring the audit of PeopleString. The Audit Committee selects the outside auditor and meets with the Board to discuss the results of the annual audit and any related matters. The Audit Committee also receives and reviews the reports and findings and any other information presented to members of the Audit Committee by the officers of PeopleString regarding financial reporting policies and practices.

For the year ended December 31 , 2009, the Audit Committee consisted of directors Robert S. DeMeulemeester and Adam M. Kotkin. Mr. DeMeulemeester served as the Chair of the Audit Committee. No directors who served on the Audit Committee for the year ended December 31 , 2009 qualified as an independent director under NASDAQ’s definition of “independent director.” In addition, the Board has determined that Mr. DeMeulemeester qualifies as a financial expert under the rules of the Securities and Exchange Commission. The Audit Committee selected the accounting firm of Wiener, Goodman & Company, P.C. to act as PeopleString’s independent public accounting firm for the six months ended June 30, 2009 and audit the financial statements of PeopleString for the period January 2, 2009 (Date of Formation) through June 30, 2009. The Audit Committee selected the accounting firm of Madsen & Associates CPA’s, Inc. to act as PeopleString’s independent public accounting firm for the year ended December 31, 2009 and audit the financial statements of PeopleString for the period January 2, 2009 (Date of Formation) through December 31, 2009.

Compensation for Board of Directors: Currently members of the board of directors do not receive compensation for their services as Board members. Upon sale of the Shares in this Offering the Company may adopt a policy which will compensate existing and/or new board members. Board members may receive additional compensation for participating in the Committees. The amount of any compensation paid to board members and/or committee members will be set and approved by the Board based on the Board’s review of compensation paid by companies which are similarly situated to the Company.

Our executive officers and directors and their respective ages as of the date of this prospectus are as follows:

Name and Address	Age	Position(s)
Darin M. Myman	4 5	President, Chief Executive Officer and Director
Robert S. DeMeulemeester	4 3	Executive Vice President, Chief Financial Officer, Treasurer and Director
Adam M. Kotkin	30	Chief Operating Officer, Secretary and Director

Darin M. Myman (Age 4 5 ) – President and Chief Executive Officer. Darin has served as the President and Chief Executive Officer of PeopleString Corporation since its inception on January 2, 2009. He is also a co-founder and CEO of BigString Corporation, a publicly traded company, since October 2003. Prior to BigString, Mr. Myman was a co-founder and Chief Executive Officer of LiveInsurance.com, the first online insurance broker that pioneered the electronic storefront for large national insurance agencies. Prior to co-founding LiveInsurance.com, he served as a Vice President of the online brokerage services unit of Westminster Securities Corporation.

Robert S. DeMeulemeester (Age 4 3 ) – Executive Vice President, Chief Financial Officer and Treasurer. Robert has served as Executive Vice President, Chief Financial Officer and Treasurer of PeopleString since January 2, 2009. Robert is also the Executive Vice President, Chief Financial Officer and Treasurer of BigString Corporation since September 2006. Prior to joining BigString Corporation, from 1998 to 2006, Mr. DeMeulemeester served as managing director and treasurer of the Securities Industry Automation Corporation ("SIAC"), a New York based provider of automated information and communication systems that supports NYSE Euronext, the American Stock Exchange and related affiliates. He also served as managing director, CFO and controller of Sector, Inc. From 1993 to 1997, he served as an executive in marketing, business development and finance at Honeywell International Inc. (formerly AlliedSignal, Inc.) and from 1989 to 1991 as a management consultant at Accenture (formerly Andersen Consulting). Mr. DeMeulemeester earned his MBA at Columbia Business School, Columbia University and his Bachelor of Science, in Industrial Engineering at Lehigh University.

Adam M. Kotkin (Age 30) – Chief Operating Officer and Secretary. Adam has served as the Chief Operating Officer of PeopleString Corporation since January 2, 2009. Adam is also the COO and a co-founder of BigString, since October 2003. Prior to joining BigString, he served as a business manager for InsuranceGenie.com. Prior thereto, Mr. Kotkin served as business developer and sales manager at LiveInsurance.com from March 1999 until December 2000. Mr. Kotkin graduated with distinction from New York University with a BA in Economics.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of the Named Executive Officers (as defined below) for services in all capacities to PeopleString for the period January 2, 2009 (Date of Formation) to October 31, 2009. The Named Executive Officers are (1) Darin M. Myman, President and Chief Executive Officer, (2) Robert S. DeMeulemeester, Executive Vice President, Chief Financial Officer and Treasurer, and (3) Adam M. Kotkin, Chief Operating Officer and Secretary (the “Named Executive Officers”).

Summary Compensation Table (1)
Name and Position	Year (1)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
Darin M. Myman, President and Chief Executive Officer	2009	$16,252	$-	$-	$-	$		$		$-	$16,252

Robert S. DeMeulemeester, Executive Vice President, Chief Financial Officer and Treasurer	2009	5,773	-	-	-		-		-	-	5,773

Adam M. Kotkin, Chief Operating Officer and Secretary	2009	11,255	-	-	-		-		-	-	11,255

(1)	Compensation is for the period January 2, 2009 (Date of Formation) to October 31, 2009.

Our executive compensation is determined by our board of directors and based upon a number of factors, including the experience and expertise of our executives.  However, to date, our board of directors has limited cash compensation to our officers in an effort to preserve cash for use in the development of PeopleString’s products and services.  As we grow, our board of directors expects to form a compensation committee which will evaluate executive compensation of our officers using industry standards

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our officers, directors, and employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to those shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class before Offering	Amount outstanding after the Offering

Common Stock	Darin M. Myman (1)(2)(3) 157 Broad Street, Suite 109 Red Bank, NJ 07701	1 2,500,000 (8)	36.9%	1 2,250,000

Common Stock	Robert S. DeMeulemeester (1)(3)(4) 157 Broad Street, Suite 109 Red Bank, NJ 07701	1 2,500,000 (8)	36.9%	1 2,250,000

Common Stock	Adam M. Kotkin (1)(3)(5) 157 Broad Street, Suite 109 Red Bank, NJ 07701	1 2,500,000 (8)	36.9%	1 2,250,000

Common Stock	BigString Corporation (3)(6) 157 Broad Street, Suite 109 Red Bank, NJ 07701	10,000,000	29.5%	9 00,00

Common Stock	Robb Knie 6 Horizon Road, Suite 1903 Fort Lee, NJ 07024	3,000,000	8.8%	1,525,000

Common Stock	Barry Honig 595 South Federal Highway, Suite 600 Boca Raton, FL 33432	2,950,000	8.7%	1,500,000

Common Stock	Alan S. Honig (7) 1501 Broadway, Suite 1313 New York, NY 10036	2,950,000	8.7%	2,350,000

	All Officers and Directors as a Group (3 people)	17,500,000	51.6%	15,850,000

(1)	Such person currently serves as a director of PeopleString Corporation.
(2)	Mr. Myman serves as the President and Chief Executive Officer of PeopleString.
(3)	Such person currently serves as an executive officer and director of BigString Corporation.
(4)	Mr. DeMeulemeester serves as Executive Vice President, Chief Financial Officer and Treasurer of PeopleString.
(5)	Mr. Kotkin serves as Chief Operating Officer and Secretary of PeopleString.
(6)	The officers/directors of PeopleString Corporation are also the officers and directors of BigString Corporation, a public company.
(7)
Includes 2,340,000 shares held in the name of Alan S. Honig Custodian for Cameron Honig UTMA F/L, Alan S. Honig Custodian for Harrison Honig UTMA F/L, Alan S. Honig Custodian for Jacob Honig UTMA F/L and Alan S. Honig Custodian for Ryan Honig UTMA F/L, for the benefit of Mr. Barry Honig’s minor children, Cameron, Harrison, Jacob and Ryan, under the Uniform Transfers to Minors Act, as to which shares Mr. Barry Honig disclaims any beneficial ownership.

(8)	Includes 10,000,000 shares owned by BigString Corporation of which Mr. Myman, Mr. DeMeulemeester and Mr. Kotkin serve as officers.
(9)	Includes 900,000 shares owned by BigString Corporation of which Mr. Myman, Mr. DeMeulemeester and Mr. Kotkin serve as officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 2, 2009, PeopleString issued 10,000,000 shares of its common stock to BigString Corporation at a per share purchase price of $0.00005 for a total purchase price of $500.

On January 2, 2009, PeopleString offered to issue 2,500,000 shares of its common stock to Darin M. Myman. On April 2, 2009, Darin M. Myman purchased 2,500,000 of our common shares at a purchase price of $0.00005 per share for a total purchase price of $125.

On January 2, 2009, PeopleString offered to issue 2,500,000 shares of its common stock to Robert S. DeMeulemeester. On April 2, 2009, Robert S. DeMeulemeester purchased 2,500,000 of our common shares at a purchase price of $0.00005 per share for a total purchase price of $125.

On January 2, 2009, PeopleString offered to issue 2,500,000 shares of its common stock to Adam M. Kotkin. On April 2, 2009, Adam M. Kotkin purchased 2,500,000 of our common shares at a purchase price of $0.00005 per share for a total purchase price of $125.

On January 2, 2009, PeopleString offered to issue 800,000 shares of its common stock to Peter Shelus. On April 2, 2009, Peter Shelus purchased 800,000 of our common shares at a price of $0.00005 per common share for a total purchase price of $40.

On February 2, 2009, PeopleString offered to issue 3,000,000 shares of its common stock to Robb Knie. On April 15, 2009, the offer was accepted. PeopleString issued 3,000,000 of its common shares to Robb Knie at a purchase price of $0.001 per share for a total purchase price of $3,000. The resulting subscription receivable of $3,000 was received in July 2009.

On April 2, 2009, PeopleString issued 800,000 of its Common Shares to Craig Myman, the brother of Darin M. Myman, as compensation for consulting services.

On April 2, 2009, PeopleString issued 400,000 of its Common Shares to Marc Dutton as compensation for consulting services.

On April 2, 2009, PeopleString issued 200,000 of its Common Shares to Jeffrey Kay as compensation for consulting services.

On April 2, 2009, PeopleString issued 50,000 of its Common Shares to Randi Karmin as compensation for consulting services.

On April 2, 2009, PeopleString entered into a verbal agreement with BigString to license BigString’s messaging technology and share the cost of certain common services. The agreement renews annually, is subject to adjustment periodically, and may be terminated at will by either party upon three days notice. Under the agreement, BigString provides outsourced email and instant messenger services to PeopleString users. The shared services include hosting, credit card processing, insurance, rent, payroll and miscellaneous general and administrative expenses. Shared services costs are quantified based on management’s estimate of the percentage of time devoted to each company and the licensing fee was based on BigString’s experience providing services to other third parties. Payments are due quarterly. The following table quantifies the licensing fees, revenues shared, and any other payments made to BigString:

	Three months ending
	December 31, 2009	September 30, 2009	June 30, 2009
Licensing fees	$15,000	$15,000	$3,000
Revenue shared	-	-	-
Payroll	-	41,146	-
Other Shared Services	$33,169	$51,917	$6,514

In June 2009, PeopleString initiated a private placement of securities to sell 6,900,000 shares of its common stock at a per share purchase price of $0.03. PeopleString received $150,000 in gross proceeds in June 2009 and issued 5,683,690 shares of its common stock in June 2009. In July 2009, PeopleString received $32,100 for the remainder of shares of its common stock subject to the private placement at a per share purchase price of $0.03. PeopleString issued 1,216,310 shares of its common stock in July 2009. The shares of common stock were allocated as follows:

Name	Common Shares
Barry Honig	2,950,000
Alan S. Honig	610,000
Alan S. Honig Custodian for Cameron Honig UTMA F/L	585,000
Alan S. Honig Custodian for Harrison Honig UTMA F/L	585,000
Alan S. Honig Custodian for Jacob Honig UTMA F/L	585,000
Alan S. Honig Custodian for Ryan Honig UTMA F/L	585,000
Jonathan Honig	1,000,000

Also in June 2009, PeopleString initiated a private placement of securities to sell shares of its common stock at a per share purchase price of $0.05. PeopleString received deposits on its common stock of $23,500 in gross proceeds in June 2009 and subsequently issued 470,000 shares of its common stock in July 2009. The shares of common stock were allocated as follows:

Name	Common Shares
Kim & Matthew Barra	200,000
Sara & Patrick Vertucci	100,000
Revolutionary Asset Mgmt, LLC	100,000
Milton & Olga Cohen	70,000

On August 3, 2009, PeopleString entered into a verbal agreement with Digital BobKat, LLC, a limited liability company in which Robert S. DeMeulemeester, an officer and director of PeopleString, has an interest, to provide business consulting services. The agreement renews annually, is subject to adjustment periodically, and may be terminated at will by either party upon three days notice. Payments are due monthly. Expenses for the period January 2, 2009 (Date of Formation) through October 31, 2009 were $18,000.

On August 15, 2009, PeopleString issued 1,000,000 of its Common Shares to Bruce Van Heel as compensation for consulting services.

On August 15, 2009, PeopleString issued 300,000 of its Common Shares to Barbara R. Mittman as compensation for legal services.

In October 2009, PeopleString initiated a private placement of securities under rule 506 Regulation D to sell shares of its common stock at a per share purchase price of $0.125.  PeopleString received deposits on its common stock in gross proceeds in October 2009 and subsequently issued 2,480,000 shares of its common stock in July 2009.  The shares of common stock were allocated as follows:

Name	Common Shares
Joseph A Noel	560,000
Sheena Kong	560,000
Frank D’Agostino	400,000
Robert S. Coleman Trust	400,000
Michael Brauser	400,000
Katherine Noel Zuniga	160,000

REPORTS TO STOCKHOLDERS

Upon the effective date of this Registration Statement on Form S-1; we will be considered a Section 15(d) filer rather than a fully reporting company. While we are a Section 15(d) filer and until we become a fully reporting company we are not subject to the Proxy Rules outlined in Section 14 of the Exchange Act and are therefore not required to file proxy statements with the Securities and Exchange Commission. We do intend to file a Registration Statement on Form 8-A with the Securities and Exchange Commission concurrently with, or immediately following, the effectiveness of this Registration Statement on Form S-1. The filing of the Registration Statement on Form 8-A will cause us to become a fully reporting company with the Securities and Exchange Commission under the Exchange Act. Our Securities and Exchange Commission filings will be available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed a Registration Statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of PeopleString Corporation. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving PeopleString Corporation. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Securities and Exchange Commission. Our Registration Statement and the referenced exhibits can also be found on this website.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

DISCLOSURE OF THE COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Delaware law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SUBJECT TO COMPLETION, DATED ________________, 2010

PROSPECTUS

PEOPLESTRING CORPORATION

8,800,000 SHARES
COMMON STOCK

Dealer Prospectus Delivery Obligation

Until _______________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PEOPLESTRING CORPORATION

FINANCIAL STATEMENTS

FOR THE PERIOD

JANUARY 2, 2009 (DATE OF FORMATION) THROUGH DECEMBER 31, 2009

PEOPLESTRING CORPORATION

WG
Joel Wiener, CPA	Wiener Goodman & Company, P.C.	Gerald Goodman, CPA
Certified Public Accountants & Consultants

One Industrial Way West	Memberships:
Building A	PCPS of AICPA
Eatontown, NJ 07724	American Institute of
P: (732) 544-8111	CPA
F: (732) 544-8788	New Jersey Society of
E-mail: tax@wgpc.net	CPA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
PeopleString Corporation
Red Bank, New Jersey

We have audited the accompanying balance sheet of PeopleString Corporation (the “Company”) as of December 31, 2009, and the related statements of operations, stockholders’ equity and cash flows the period January 2, 2009 (Date of Formation) through December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009, and the results of its operations and its cash flows for the period January 2, 2009 (Date of Formation) through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Madsen & Associates CPA’s, Inc.

MADSEN & ASSOCIATES CPA’S, INC.
Murray, Utah

March 23, 2010

PEOPLESTRING CORPORATION

BALANCE SHEET

December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$390,889
Accounts receivable - net of allowance of $650	57,421
Prepaid expenses and other current assets	687
Total current assets	$448,997

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,533
Accrued expenses	190,513
Total current liabilities	201,046

Stockholders' equity:
Common stock, $0.00001 par value - authorized 250,000,000 shares; issued and outstanding 33,900,000 shares	339
Additional paid in capital	585,626
Deficit	(338,014)
Total stockholders' equity	247,951
Total liabilities and stockholders' equity	$448,997

See notes to financial statements.

PEOPLESTRING CORPORATION
STATEMENT OF OPERATIONS

Period
January 2, 2009
(Date of Formation)
Through
December 31, 2009
Revenues	$741,888
Operating expenses:
Cost of revenues	465,694
Research, development, sales, general and administrative	614,833
Total operating expenses	1,080,527
Loss from operations	(338,639)
Other income:
Interest income	625
Loss before provision for (benefit from) income taxes	(338,014)
Provision for (benefit from) income taxes	-
Net loss	$(338,014)
Net loss per common share:
Basic and diluted	$(0.01)
Weighted average common shares outstanding:
Basic and diluted	24,373,400

See notes to financial statements.

PEOPLESTRING CORPORATION
STATEMENT OF STOCKHOLDERS’ EQUITY

		Common Stock		Additional
		No. of		Paid-In
	Total	Shares	Amount	Capital	Deficit

Balance, January 2, 2009	$-	-	$-	$-	$-
Issuance of common stock (at $0.00005 per share)	500	10,000,000	100	400	-
Sale of common stock (at $0.00005 per share)	415	8,300,000	83	332	-
Issuance of common stock for services (valued at $0.001 per share)	1,450	1,450,000	14	1,436	-
Sale of common stock (at $0.001 per share)	3,000	3,000,000	30	2,970	-
Sale of common stock (at $0.03 per share)	182,100	6,900,000	69	182,031	-
Sale of common stock (at $0.05 per share)	23,500	470,000	5	23,495	-
Issuance of common stock for services (valued at $0.05 per share)	65,000	1,300,000	13	64,987	-
Sale of common stock (at $0.13 per share)	310,000	2,480,000	25	309,975	-
Net loss	(338,014)	-	-	-	(338,014)
Balance, December 31, 2009	$247,951	33,900,000	$339	$585,626	$(338,014)

See notes to financial statements.

PEOPLESTRING CORPORATION
STATEMENT OF CASH FLOWS

Period
January 2, 2009
(Date of Formation)
Through
December 31, 2009
Cash flows from operating activities:
Net loss	$(338,014)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock-based compensation	66,450
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(57,421)
Increase in prepaid expenses and other current assets	(687)
Increase in accounts payable	10,533
Increase in accrued expenses	190,513
Net cash used in operating activities	(128,626)
Cash flows from financing activities:
Proceeds from issuance of common stock	519,515
Net cash from financing activities	519,515
Net change in cash and cash equivalents	390,889
Cash and cash equivalents - beginning of period	-
Cash and cash equivalents - end of period	$390,889

Supplementary information:
Cash paid during the period for:
Interest	$-
Income taxes	$-
Non-cash transactions during the periods for:
Common stock issued for services	$66,450

See notes to financial statements.

PEOPLESTRING CORPORATION
NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD JANUARY 2, 2009 (DATE OF FORMATION) THROUGH DECEMBER 31, 2009

NOTE 1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

PeopleString Corporation (“PeopleString” or the “Company”) was incorporated in the State of Delaware on January 2, 2009. PeopleString was formed to develop technology that would allow users of social networks to earn incentives through online and offline activities by the user and his or her network. In March 2009, PeopleString’s incentive-based social network was introduced to the market.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, PeopleString evaluates its estimates. Estimates are used in determining such items as accruals, stock-based compensation, income taxes and other reserves. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash equivalents include short-term investments in United States treasury bills and commercial paper with an original maturity of three months or less when purchased. At December 31, 2009, cash and cash equivalents approximated $391,000.

CERTAIN RISKS AND CONCENTRATION

Financial instruments which potentially subject PeopleString to concentrations of credit risk consist principally of temporary cash investments. PeopleString places its temporary cash investments with quality financial institutions and commercial issuers of short term paper.

PeopleString grants credit to customers based on an evaluation of the customer’s financial condition, sometimes without requiring collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. PeopleString controls its exposure to credit risk through credit approvals, credit limits and monitoring procedures and establishes allowances for anticipated losses.

REVENUE RECOGNITION

PeopleString derives revenue from online services, electronic commerce, advertising and data network services. PeopleString also derives revenue from marketing affiliations. PeopleString recognizes revenue in accordance with the guidance contained in the Accounting Standards Codification 605, “Revenue Recognition” (ASC 605).

Consistent with the provisions of ASC 605-45-05, PeopleString generally recognizes revenue associated with its advertising and marketing affiliation programs on a gross basis due primarily to the following factors: PeopleString is the primary obligor; has latitude in establishing prices; has discretion in supplier selection; performs part of the service; and determines specifications.

Consistent with ASC 605-50-15, PeopleString accounts for cash considerations given to customers, for which it does not receive a separately identifiable benefit or cannot reasonably estimate fair value, as a reduction of revenue rather than an expense. Accordingly, any corresponding distributions to customers are recorded as a reduction of gross revenue.

PeopleString records its allowance for doubtful accounts based upon an assessment of various factors, including historical experience, age of the accounts receivable balances, the credit quality of customers, current economic conditions and other factors that may affect customers’ ability to pay. At December 31, 2009, the allowance was $650.

RESEARCH AND DEVELOPMENT

PeopleString accounts for research and development costs in accordance with accounting pronouncements, including ASC 730, “Research and Development” (ASC 730) and ASC 985, “Software” (ASC 985). PeopleString has determined that technological feasibility for its software products is reached shortly before the products are released. Research and development costs incurred between the establishment of technological feasibility and product release have not been material and have accordingly been expensed when incurred.

ADVERTISING

Advertising costs incurred by PeopleString are expensed as incurred.

INCOME TAXES

PeopleString accounts for income taxes using an asset and liability approach under which deferred income taxes are recognized by applying enacted tax rates applicable to future years to the differences between the financial statement carrying amounts and the tax basis of reported assets and liabilities. A valuation allowance reduces the deferred tax assets to the amount estimated more likely than not to be realized.

The principal items giving rise to deferred taxes are timing differences between book and tax assets, other expenditures and a net operating loss carryforward.

EARNINGS (LOSS) PER COMMON SHARE

Basic earnings (loss) per common share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the specified period. Diluted earnings (loss) per common share is computed by dividing net earnings (loss) by the weighted average number of common shares and potential common shares outstanding during the specified period. PeopleString does not have any contingent securities.

STOCK-BASED COMPENSATION

PeopleString accounts for stock-based compensation under ASC 718, “Compensation-Stock Compensation” (ASC 718). The compensation cost for the portion of awards is based on the grant-date fair value of those awards as calculated for either recognition or pro forma disclosures under ASC 718

PeopleString issues shares of common stock to non-employees as stock-based compensation. PeopleString accounts for the services using the fair market value of the consideration issued, generally measured as the most recent price in the sale of PeopleString’s common stock. For the period January 2, 2009 (Date of Formation) through December 31, 2009, PeopleString recorded compensation expense of $66,450 in connection with the issuance of shares of common stock to non-employees.

PeopleString has one stock-based compensation plan under which incentive and nonqualified stock options or rights to purchase stock may be granted to employees, directors and other eligible participants. The fair values of the stock options are estimated on the date of grant using the Black-Scholes option-pricing model. For the period January 2, 2009 (Date of Formation) through December 31, 2009, PeopleString did not grant stock options.

FAIR VALUE MEASUREMENTS

The Company adopted ASC 820, “Fair Value Measurements and Disclosures” (ASC 820) on January 2, 2009, for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis or on a nonrecurring basis during the reporting period. While the Company adopted the provisions of ASC 820 for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis, no such assets or liabilities existed at the balance sheet date. As permitted by ASC 820, the Company delayed implementation of this standard for all nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a nonrecurring basis and adopted these provisions effective January 2, 2009.

The fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted market prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs about which little or no market data exists, therefore requiring an entity to develop its own assumptions.

As of December 31, 2009, the Company held certain financial assets that are measured at fair value on a recurring basis. These consisted of cash and cash equivalents. The fair value of the cash and cash equivalents is determined based on quoted market prices in public markets and is categorized as Level 1. The Company does not have any financial assets measured at fair value on a recurring basis as Level 2 or Level 3 and there were no transfers in or out of Level 2 or Level 3 during the period January 2, 2009 (Date of Formation) through December 31, 2009.

The following table sets forth by level, within the fair value hierarchy, the Company’s financial assets accounted for at fair value on a recurring basis as of December 31, 2009.

		Assets at Fair Value as of December 31, 2009 Using
Assets:	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$390,889	$390,889	$-	$-

The Company has other financial instruments, such as receivables, accounts payable and other liabilities which have been excluded from the tables above. Due to the short-term nature of these instruments, the carrying value of receivables, accounts payable and other liabilities approximate their fair values. The Company did not have any other financial instruments within the scope of the fair value disclosure requirements as of December 31, 2009.

NEW FINANCIAL ACCOUNTING STANDARDS

On July 1, 2009, the Financial Accounting Standards Board ("FASB") established Accounting Standards Codification "ASC" as the primary source of authoritative generally accepted accounting principles ("GAAP") recognized by the FASB to be applied by nongovernmental entities.  Although the establishment of the ASC did not change current GAAP, it did change the way we refer to GAAP throughout this document to reflect the updated referencing convention.

During 2009, the Company adopted the revised accounting guidance related to business combinations. This guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the literature. In accordance with this guidance, acquisition-related costs, including restructuring costs, must be recognized separately from the acquisition and will generally be expensed as incurred. That replaces the cost-allocation process detailed in previous accounting literature, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. The Company implemented this new guidance effective January 2, 2009.

The FASB has published an update to the accounting guidance on fair value measurements and disclosures as it relates to investments in certain entities that calculate net asset value per share (or its equivalent). This accounting guidance permits a reporting entity to measure the fair value of certain investments on the basis of the net asset value per share of the investment (or its equivalent). This update also requires new disclosures, by major category of investments, about the attributes of investments included within the scope of this amendment to the Codification. The guidance in this update is effective for interim and annual periods ending after December 15, 2009. The Company does not expect the adoption of this standard to have an impact on the Company’s results of operations, financial condition or cash flows.

NOTE 2.   INCOME TAXES

PeopleString applies the provisions of the ASC 740, “Income Taxes” (ASC 740). A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Valuation allowances as of December 31, 2009 have been applied to offset the deferred tax assets in recognition of the uncertainty that such tax benefits will be realized as PeopleString may incur losses.

Components of deferred income tax assets are as follows:

December 31, 2009
Tax Effect
Deferred tax assets - current
Benefit due to loss carryforward	$118,305
Valuation allowance	(118,305)
$-

The Company will file income tax returns in all jurisdictions in which it has reason to believe it is subject to tax. The Company is subject to examination by various taxing jurisdictions. To date, there have been no examinations. Nonetheless, any tax jurisdiction may contend that a filing position claimed by the Company regarding one or more of its transactions is contrary to that jurisdiction’s laws or regulations. Significant judgment is required in determining the worldwide provisions for income taxes. In the ordinary course of business of a global business, the ultimate tax outcome is uncertain for many transactions. It is the Company’s policy to establish provisions for taxes that may become payable in future years as a result of an examination by tax authorities. The Company establishes the provisions based upon management’s assessment of exposure associated with permanent tax differences and tax credits applied to temporary difference adjustments. The tax provisions are analyzed periodically (at least quarterly) and adjustments are made as events occur that warrant adjustments to those provisions.

NOTE 3.   ACCRUED EXPENSES

PeopleString is an incentive based social network, where users earn money based on their online and offline activities. PeopleString makes payments twice a month to premium users who have an earned balance of at least $25 and have been active users in the past 90 days, and once a month to free users who have an earned balance of at least $25 and have been active users in the past 30 days. Network earnings are monitored by PeopleString’s management. For the period January 2, 2009 (Date of Formation) through December 31, 2009, PeopleString made payments totaling $272,391. In addition, for active users, PeopleString accrues amounts earned, but not yet paid. Accrued expenses at December 31, 2009 were $110,526 for network earnings.

Other accrued expenses at December 31, 2009 were $79,987, primarily for a reseller distribution and advertising fee, audit fees and legal expenses.

NOTE 4.   COMMON STOCK

On January 2, 2009, PeopleString was incorporated in the state of Delaware. Under PeopleString’s amended Certificate of Incorporation, the number of shares of common stock PeopleString is authorized to issue is 250,000,000 shares of common stock, par value $0.00001 per share.

In January 2009, the month of PeopleString’s formation, PeopleString issued 10,000,000 shares of its common stock to BigString Corporation (“BigString”) at a per share purchase price of $0.00005.

Also in January 2009, PeopleString offered to issue 8,300,000 shares of its common stock to its founders at a per share purchase price of $0.00005. In April 2009, PeopleString received $415 and issued 8,300,000 shares of its common stock.

In February 2009, PeopleString offered to issue 3,000,000 shares of its common stock to a strategic shareholder at a per share purchase price of $0.001. In April 2009, the offer was accepted. PeopleString issued 3,000,000 shares of its common stock. The resulting subscription receivable of $3,000 was received in July 2009.

In April 2009, PeopleString issued 1,450,000 shares of its common stock, valued at $0.001 per share, in consideration for consulting services provided by four marketing consultants. The services included marketing advice and survey design. PeopleString recorded consulting expense of $1,450 in connection with the issuance of these shares. Fair market value was based on the most recent prior private placement per share purchase price.

In June 2009, PeopleString initiated a private placement of securities to sell 6,900,000 shares of its common stock at a per share purchase price of $0.03. PeopleString received $150,000 in gross proceeds in June 2009 and issued 5,683,690 shares of its common stock in June 2009. PeopleString received $32,100 in gross proceeds in July 2009 and issued 1,216,310 shares of its common stock in July 2009

Also in June 2009, PeopleString initiated a private placement of securities to sell shares of its common stock at a per share purchase price of $0.05. PeopleString received deposits on its common stock of $23,500 in gross proceeds in June 2009 and then issued 470,000 shares of its common stock in July 2009.

In August 2009, PeopleString issued 1,300,000 shares of its common stock, valued at $0.05 per share, in consideration for sales and legal services provided by two vendors. PeopleString recorded expense of $65,000 in connection with the issuance of these shares. Fair market value was based on the most recent prior private placement per share purchase price.

In October 2009, PeopleString issued 2,480,000 shares of its common stock at a per share purchase price of $0.13 and received $310,000 in gross proceeds.

NOTE 5.   SHARE-BASED COMPENSATION

Equity Incentive Plan:

At the 2009 annual meeting of stockholders of PeopleString, the PeopleString Corporation 2009 Equity Incentive Plan (the “Equity Incentive Plan”) was adopted and approved by a majority of PeopleString’s stockholders. Under the Equity Incentive Plan, incentive and nonqualified stock options and rights to purchase PeopleString’s common stock may be granted to eligible participants. Options granted under the Equity Incentive Plan are generally priced to be at least 100% of the fair market value of PeopleString’s common stock at the date of the grant. Options granted under the Equity Incentive Plan are generally granted for a term of five or ten years. Options granted under the Equity Incentive Plan generally vest between one and five years.

For the period January 2, 2009 (Date of Formation) through December 31, 2009, PeopleString did not grant stock options.

NOTE 6.   COMMITMENTS AND CONTINGENCIES

Leases:

PeopleString shares office space with BigString Corporation (“BigString”) and makes payments to BigString, but does not currently lease space directly for its main facilities. PeopleString leases a secondary office and hosting facilities which requires PeopleString to pay for executor costs (such as maintenance). Future minimum lease payments for operating leases are approximately as follows:

Minimum
Years Ending	Lease
December 31,	Payments
2010	$25,298
2011	17,582
$42,880

Other Commitments:

In the ordinary course of business, PeopleString may provide indemnifications to customers, vendors, lessors, marketing affiliates, directors, officers and other parties with respect to certain matters. It is not possible to determine the aggregate maximum potential loss under these indemnification agreements due to the limited history of prior indemnification claims and unique circumstances involved in each agreement. To date, PeopleString has not incurred material costs as a result of obligation under these agreements and has not accrued any liabilities related to such agreements.

As of December 31, 2009, PeopleString did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other limited purposes. PeopleString is not exposed to financing, liquidity, market or credit risks that could arise under such relationships.

NOTE 7.   RELATED PARTY TRANSACTIONS

Technology License and Shared Services Agreement:

On April 2, 2009, PeopleString entered into a verbal agreement with BigString, a related party, to license BigString’s messaging technology and share the cost of certain common services. At December 31, 2009, BigString was a significant, non-majority stockholder of PeopleString’s common stock. The agreement renews annually, is subject to adjustment periodically, and may be terminated at will by either party upon three days notice. Under the agreement, BigString provides outsourced email and instant messenger services to PeopleString users. The shared services have included hosting, credit card processing, insurance, rent, payroll and miscellaneous general and administrative expenses. Shared services costs are quantified based on management’s estimate of the percentage of time devoted to each company and the licensing fee is based on BigString’s experience providing services to other third parties. Payments are due quarterly. Both the messaging technology and shared common services are not material to PeopleString’s business, and PeopleString could replace the services with other providers or eliminate email from PeopleString’s product offering. For the period January 2, 2009 (Date of Formation) through December 31, 2009, PeopleString incurred expenses of $165,745 under the terms of the agreement.

PART II

INFORMATION NOT REQUIRED IN THIS PROSPECTUS

Item 13.       Other Expenses of Issuance and Distribution

The estimated costs of this Offering are as follows:

Expenses (1)
SEC registration fee	$61
Accounting fees and expenses	20,000
Legal fees and expenses	15,000
Printing and engraving expenses	7,500
Blue Sky fees and expenses	2,500
Transfer Agent and Registrar expenses	2,500
Miscellaneous expenses	10,000
TOTAL	$57,561

(1)     All amounts are estimates, other than the Security and Exchange Commission's registration fee.

We are paying all expenses of the Offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.       Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The indemnification provisions in our certificate of incorporation and by-laws also permit indemnification for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15.      Recent Sales of Unregistered Securities.

Since our inception in January 2, 2009, the Registrant has issued the following shares of common stock, with the associated cash received, aggregate offering price, and exemption relied upon for each sale of unregistered securities:

Date	Name	Common Shares	Cash Received	Aggregate Offering Price per Share	Exemption Relied On
1/2/2009	BigString Corporation	10,000,000	$ 500	$ 0.0001	4(2)
4/2/2009	Darin M. Myman	2,500,000	125	0.0001	4(2)
4/2/2009	Robert S. DeMeulemeester	2,500,000	125	0.0001	4(2)
4/2/2009	Adam M. Kotkin	2,500,000	125	0.0001	4(2)
4/2/2009	Peter Shelus	800,000	40	0.0001	4(2)
4/2/2009	Craig Myman	800,000	-		4(2)
4/2/2009	Marc Dutton	400,000	-		4(2)
4/2/2009	Jeffrey Kay	200,000	-		4(2)
4/2/2009	Randi Karmin	50,000	-		4(2)
4/15/2009	Robb Knie	3,000,000	3,000	0.0010	4(2)
6/15/2009	Barry Honig	2,950,000	77,854	0.0264	506 Reg D
6/15/2009	Alan S. Honig	610,000	16,099	0.0264	506 Reg D
6/15/2009	Alan S. Honig Custodian for Cameron Honig UTMA F/L	423,015	11,164	0.0264	506 Reg D
6/15/2009	Alan S. Honig Custodian for Harrison Honig UTMA F/L	423,015	11,164	0.0264	506 Reg D
6/15/2009	Alan S. Honig Custodian for Jacob Honig UTMA F/L	423,015	11,164	0.0264	506 Reg D
6/15/2009	Alan S. Honig Custodian for Ryan Honig UTMA F/L	423,015	11,164	0.0264	506 Reg D
6/15/2009	Jonathan Honig	431,630	11,391	0.0264	506 Reg D
7/2/2009	Alan S. Honig Custodian for Cameron Honig UTMA F/L	161,985	4,275	0.0264	506 Reg D
7/2/2009	Alan S. Honig Custodian for Harrison Honig UTMA F/L	161,985	4,275	0.0264	506 Reg D
7/2/2009	Alan S. Honig Custodian for Jacob Honig UTMA F/L	161,985	4,275	0.0264	506 Reg D
7/2/2009	Alan S. Honig Custodian for Ryan Honig UTMA F/L	161,985	4,275	0.0264	506 Reg D
7/2/2009	Jonathan Honig	568,370	15,000	0.0264	506 Reg D
7/13/2009	Kim & Matthew Barra	200,000	10,000	0.0500	506 Reg D
7/13/2009	Sara & Patrick Vertucci	100,000	5,000	0.0500	506 Reg D
7/13/2009	Revolutionary Asset Mgmt, LLC	100,000	5,000	0.0500	506 Reg D
7/13/2009	Milton & Olga Cohen	70,000	3,500	0.0500	506 Reg D
8/15/2009	Bruce Van Heel (1)	1,000,000	-		4(2)
8/15/2009	Barbara R. Mittman (2)	300,000	-		4(2)
10/19/2009	Joseph A. Noel	560,000	70,000	0.1250	506 Reg D
10/19/2009	Sheena Kong	560,000	70,000	0.1250	506 Reg D
10/19/2009	Frank D'Agostino	400,000	50,000	0.1250	506 Reg D
10/19/2009	Robert S. Coleman Trust	400,000	50,000	0.1250	506 Reg D
10/19/2009	Michael Brauser	400,000	50,000	0.1250	506 Reg D
10/19/2009	Katherine Noel Zuniga	160,000	20,000	0.1250	506 Reg D

All of the above offerings and sales were made pursuant to Section 3(b), 4(2) and/or rule 506 of Regulation D of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company and/or its executive officers or directors, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. No underwriting discounts or commissions were paid in connection with the sale of such securities.

(1)  PeopleString issued 1,000,000 shares of its common stock, valued at $0.05 per share, for a total value of $50,000, to Bruce Van Heel in lieu of sales and marketing services.

(2)   PeopleString issued 300,000 shares of its common stock, valued at $0.05 per share, for a total value of $15,000, to Barbara R. Mittman in lieu of legal fees.

Item 16.      Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibits
3.1 *	Articles of Incorporation
3.2 *	Amended and Restated Bylaws
5.1 *	Opinion of Barbara R. Mittman, Esq. regarding the legality of the securities being registered
10.1 **	2009 Equity Incentive Plan
23.1 **	Consent of Madsen & Associates CPA’s, Inc., Certified Public Accountants

* Filed Previously ** Filed Herewith

Item 17.     Undertakings

The Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	i.	Include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on  April  12, 2010 .

PEOPLESTRING CORPORATION

By: /s/ Darin M. Myman,
President and Chief Executive Officer and Director

By: /s/ Robert S. DeMeulemeester,
Executive Vice President, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Darin M. Myman,
President and Chief Executive Officer and Director

By: /s/ Robert S. DeMeulemeester,
Executive Vice President, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director

Date:  April 12, 2010